Exhibit 21
SUBSIDIARIES OF THE COMPANY
(As of April 30, 2008)

State or Jurisdiction of
Subsidiaries	Incorporation or Organization

J.M. Smucker LLC	Ohio
The Dickinson Family, Inc.	Ohio
Smucker Sales and Distribution Company	Ohio
Smucker Services Company	Ohio
Smucker Fruit Processing Co.	Ohio
Mary Ellen’s, Incorporated	Ohio
Smucker Quality Beverages, Inc.	California
Juice Creations Co.	Ohio
Knudsen & Sons, Inc.	Ohio
Santa Cruz Natural Incorporated	California
Smucker Holdings, Inc.	Ohio
Simply Smucker’s, Inc.	Ohio
Smucker Direct, Inc.	Ohio
Smucker Latin America, Inc.	Ohio
J.M. Smucker de Mexico, S.A. de C.V.	Mexico (domesticated in Delaware)
Smucker Hong Kong Limited	Hong Kong, Peoples’ Republic of China
JM Smucker (Scotland) Limited	Scotland
Fantasia Confections, Inc.	California
IMC North America, Inc.	Delaware
IMC U.S., Inc.	Delaware
Inversiones 91060, C.A.	Venezuela
Martha White Foods, Inc.	Delaware
IMC Bakery International, Inc.	Delaware
Smucker Brands, Inc.	Delaware
Smucker Bakery Manufacturing, Inc.	Delaware
RHM Corporation	Nova Scotia, Canada
RHM Management Inc.	Ontario, Canada
RHM Canada LP	Ontario, Canada
Smucker Foods of Canada Co.	Nova Scotia, Canada
Eagle Family Foods Holdings, Inc.	Delaware
Eagle Family Foods, Inc.	Delaware
King Kelly, LLC	Ohio
Milnot Company	Delaware
Serec Acquisition Corporation	Federal Canadian Corporation
Europe’s Best International SRL	Barbados
EB International Inc.	Barbados
Europe’s Best International LLC	Delaware
Europe’s Best Inc.	Federal Canadian Corporation